Exhibit 10.8
EMPLOYMENT AGREEMENT AMENDMENT 1
     THIS EMPLOYMENT AGREEMENT AMENDMENT 1 (“Amendment”) is made as of April 30, 2008 between HARRIS INTERACTIVE INC., a Delaware corporation (“Company”), and GEORGE H. TERHANIAN (“Executive”).
     This Amendment amends the Employment Agreement (“Employment Agreement”)made between Company and Executive effective as of September 1, 2007. All terms of the Employment Agreement, except as amended hereby, remain in full force and effect. Capitalized terms not otherwise defined herein shall have the meanings given to them in the Agreement.
     1. Section 4.9(a) of the Employment Agreement is hereby amended to read in its entirety as follows:
     (a) If Executive is terminated without Cause, a Termination Date occurs on a June 30 due to non-renewal by the Company of the term of this Agreement under Section 2.1, or Executive terminates his employment for Good Reason, in each such case during the one year period following a Change of Control (as defined below), then:
     (i) in addition to payments and benefits to which Executive is entitled under Section 4.6, Executive also shall receive reimbursement for reasonable (in the discretion of the Company) and actual expenses incurred by Executive for six months of out-placement services, and
     (ii) in lieu of the payments and benefits to which Executive is entitled under Section 4.6(c)(iii), a payment in an amount equal to the average annual value of the Executive’s annual Performance Bonus (with such average based on Performance Bonuses earned during the two full fiscal years most recently ended), payable promptly after the Termination Date,.
     2. Section 4.10 of the Employment Agreement is hereby amended to read in its entirety as follows:
     4.10 Effect of Section 409A.
     (a) Notwithstanding anything to the contrary contained herein, with respect to payments due to Executive pursuant to Section 4.6(c)(iii)-(iv), 4.9(a), and 4.9(d):
     (i) any portion of such payments which is subject to Section 409A of the Code, including by reason of such payments exceeding the maximum in Treasury Regulation 1.409A-1(b)(9)(iii) based upon two times the lesser of Executive’s annualized compensation or the limitation set forth in Section 401(a)(17) of the Code, shall not be made until the date which is the earlier of the date of Executive’s death and the date which is six (6) months after the date of separation from service on the Termination Date, and
     (ii) if the Termination Date occurs in 2008 and if the amount of any payments to be made in 2008 which is subject to Section 409A of the Code exceeds the amount which is subject to Section 409A of the Code which would have been paid in 2008 had this Agreement not been amended by Amendment Number 1, then the amount of such excess shall not be paid until January 2, 2009, on which date such excess amount shall be paid in a lump sum.
     (b) Notwithstanding anything to the contrary contained herein, in the event that (i) Executive notifies the Company, or the Company notifies Executive, in either case prior to the date on which a payment would otherwise be due under this agreement that Executive (or the Company, as applicable) believe that (x) the operation of this Agreement with respect to any such payment hereunder would fall within the coverage of Section 409A(a)(1) of the IRC and (y) any payment hereunder is to be made on account of IRC Section 409A(a)(2)(A)(i) and Executive is a “specified employee” pursuant to IRC Section 409A(a)(2)(B)(i) then (ii) if Executive’s legal counsel and the Company’s legal counsel, in each case acting reasonably, agree that the foregoing analysis is correct, then such payment shall not be made until the date which is the earlier of the date of Executive’s death and the date which is six (6) months after the date of separation from service (the Termination Date).
     IN WITNESS WHEREOF, this Amendment has been executed and delivered as of the date first above written.
[Signature Page Follows]

HARRIS INTERACTIVE INC.
By:	/s/ Gregory T. Novak
Gregory T. Novak
Chief Executive Officer

/s/ George H. Terhanian
GEORGE H. TERHANIAN

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